FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is made as of the 19th of January, 2022, by and among Great-West Funds, Inc. (the “Acquiring Fund Company”), a corporation organized under the laws of the State of Maryland, on behalf of the series identified in Schedule A, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and Janus Investment Fund, a Massachusetts business trust (the “Acquired Fund Trust”) on behalf of the series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”).

WHEREAS, the Acquiring Fund Company and the Acquired Fund Trust are registered with the U.S. Securities and Exchange Commission (“SEC”) as investment companies under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

I.	TERMS OF INVESTMENT

1.1

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption requests partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund.

1.2       Section 1.1 shall not apply to any purchases or sales of Acquired Funds via secondary market transactions.

1.3       In order to assist the Acquiring Fund’s investment adviser (the “Adviser”) with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its Adviser with information reasonably requested to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

II.	REPRESENTATIONS OF THE ACQUIRING AND ACQUIRED FUNDS

2.1       In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

2.2       Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided pursuant to Section 2.1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.

2.3       Each Acquired Fund represents that it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund, except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief.

2.4       In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; and (ii) comply with its obligations under this Agreement.

2.5       An Acquiring Fund shall promptly notify an Acquired Fund of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities.

IV.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered mail, overnight mail or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Acquiring Fund Company or an Acquiring Fund:

President & Chief Executive Officer

Address:	8525 E. Orchard Road, 1T3 Greenwood Village, CO 80111
E-mail:	Jonathan.kreider@empower-retirement.com

With a copy to:

Chief Legal Officer & Secretary
E-mail:	ryan.logsdon@empower-retirement.com

If to an Acquired Fund Trust or an Acquired Fund:

Title Janus Investment Fund

Attn: General Counsel

Address: 151 Detroit Street

Denver CO, 80206

E-mail: janushendersonfundoffunds@janushenderson.com

V.	TERMINATION; ASSIGNMENT; AMENDMENT; GOVERNING LAW

5.1       This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5.2.

5.2       This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

5.3       This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

5.4       This Agreement may be amended only by a writing that is signed by each affected party.

5.5       This Agreement will be governed by the laws of the state of Colorado without regard to its choice of law principles.

5.6       In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Fund Company.

5.7       In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of an Acquired Fund Trust.

5.8       The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Fund[s].

VI.	MISCELLANEOUS

6.1       Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

6.2       Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

6.3       Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GREAT-WEST FUNDS, INC., on behalf of itself and each of the Acquiring Funds listed on Schedule A, Severally and Not Jointly

/s/ Kelly B. New
Name: Kelly B. New
Title: Treasurer

Janus Investment Fund, on behalf of itself and the Acquired Funds listed on Schedule B, Severally and Not Jointly

/s/ Abigail Murray
Name: Abigail Murray
Title: Vice President, Secretary and Chief Legal Officer

SCHEDULE A

Acquiring Funds

Series of the Great-West Funds

Great-West Lifetime 2015 Fund

Great-West Lifetime 2020 Fund

Great-West Lifetime 2025 Fund

Great-West Lifetime 2030 Fund

Great-West Lifetime 2035 Fund

Great-West Lifetime 2040 Fund

Great-West Lifetime 2045 Fund

Great-West Lifetime 2050 Fund

Great-West Lifetime 2055 Fund

Great-West Lifetime 2060 Fund

SCHEDULE B

Acquired Funds

Janus Henderson Triton Fund